CONSENT OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS

Presstek, Inc.
Hudson, New Hampshire

We hereby consent to the incorporation by reference in the respective Prospectuses constituting part of the Registration Statements on Forms S-8 (Nos. 33-80466, 33-61215 and 33-39337) and on Forms S-3 (Nos. 333-2299 and 33-48342),
of our report dated February 21, 1997 (except for Note 11 as to which the date is March 26, 1997), relating to the financial statements and schedule of Presstek, Inc. appearing in the Company's Annual Report on Form 10-K for the year ended December 28, 1996.

We also consent to the references to us under the caption "Experts" in the Prospectuses.

/s/ BDO SEIDMAN, LLP
BDO SEIDMAN, LLP

New York, New York
March 27, 1997